Faegre Drinker Biddle & Reath LLP

One Logan Square

Suite 2000

Philadelphia, PA 19103-6996

Telephone: (215) 988-2700

January 9, 2024

The RBB Fund, Inc.

615 East Michigan Street

Milwaukee, WI 53202

Re:	Shares Registered by Post-Effective Amendment No. 316 to

Registration Statement on Form N-1A (File No. 033-20827)

Ladies and Gentlemen:

We have acted as counsel to The RBB Fund, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 316 (the “Amendment”) to the Company’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended. The Board of Directors of the Company has authorized the issuance and sale by the Company of the following classes and numbers of shares of common stock, $0.001 par value per share (collectively, the “Shares”), with respect to the F/m 15+ Year Investment Grade Corporate Bond ETF, F/m 30-Year Investment Grade Corporate Bond ETF, F/m 20-Year Investment Grade Corporate Bond ETF, F/m 10-Year Investment Grade Corporate Bond ETF, F/m 7-Year Investment Grade Corporate Bond ETF, F/m 5-Year Investment Grade Corporate Bond ETF, F/m 3-Year Investment Grade Corporate Bond ETF, F/m 2-Year Investment Grade Corporate Bond ETF, F/m 9-18 Month Investment Grade Corporate Bond ETF, and F/m 6-Month Investment Grade Corporate Bond ETF, each a new series of the Company:

PORTFOLIO	CLASS	AUTHORIZED SHARES
F/m 15+ Year Investment Grade Corporate Bond ETF	NNNNNNNN	100 million
F/m 30-Year Investment Grade Corporate Bond ETF	OOOOOOOO	100 million
F/m 20-Year Investment Grade Corporate Bond ETF	PPPPPPPP	100 million
F/m 10-Year Investment Grade Corporate Bond ETF	QQQQQQQQ	100 million
F/m 7-Year Investment Grade Corporate Bond ETF	RRRRRRRR	100 million
F/m 5-Year Investment Grade Corporate Bond ETF	SSSSSSSS	100 million
F/m 3-Year Investment Grade Corporate Bond ETF	TTTTTTTT	100 million
F/m 2-Year Investment Grade Corporate Bond ETF	UUUUUUUU	100 million
F/m 9-18 Month Investment Grade Corporate Bond ETF	VVVVVVVV	100 million

PORTFOLIO	CLASS	AUTHORIZED SHARES
F/m 6-Month Investment Grade Corporate Bond ETF	WWWWWWWW	100 million

The Amendment seeks to register an indefinite number of the Shares.

We have reviewed the Company’s Articles of Incorporation, By-Laws, resolutions of its Board of Directors, and such other legal and factual matters as we have deemed appropriate. This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued for payment as described in the Company’s prospectus offering the respective Shares and in accordance with the Company’s Articles of Incorporation, as amended and supplemented, for not less than $0.001 per share, will be legally issued, fully paid and non-assessable by the Company.

We consent to the filing of this opinion as an exhibit to the Amendment to the Company’s Registration Statement.

Very truly yours,

/s/Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP